EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement of Oncolix, Inc. (formerly known as Advanced Environmental Petroleum Producers Inc.) on Form S-1, of our report dated May 25, 2017 (except for Notes 1 and 9 as to which, the date is September 28, 2017), with respect to the financial statements of Oncolix, Inc. for the years ended December 31, 2016 and 2015. We also consent to the reference of our firm under the caption “Experts” in the Registration Statement.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas

January 19, 2018